Exhibit 99.1
FOR IMMEDIATE RELEASE

First Commonwealth Announces Record Net Income for Fourth Quarter and Full-Year 2016;
Declares Increased Quarterly Dividend
Indiana, PA, January 25, 2017 - First Commonwealth Financial Corporation (NYSE: FCF) today announced financial results for the fourth quarter and full-year of 2016.
Fourth Quarter 2016 Highlights
Franchise Growth

•
Completed the acquisition of 13 FirstMerit branches in Canton and Ashtabula, Ohio enhancing our presence in Northeast Ohio by building on existing loan production offices in Cleveland and suburban Akron; and

•
Announced the acquisition of DCB Financial Corp. in Lewis Center, Ohio building upon our acquisition of Columbus-based First Community Bank in 2015. This transaction has received all necessary regulatory approvals and is expected to close in the second quarter of 2017.

Profitability

•	Return on average assets improved to 1.07% and is at the highest level since the second quarter of 2005;

◦	Core return on average assets (excluding acquisition expenses) improved to 1.18%;

•	Return on average tangible common equity improved to 12.46%, the highest level since the second quarter of 2008;

◦	Core return on average tangible common equity (excluding acquisition expenses) improved to 13.73%; and

•	The net interest margin improved 15 basis points to 3.44%.
Net Income

•
Record fourth quarter net income was $17.9 million, or $0.20 diluted earnings per share. Core net income (adjusted for acquisition expenses) was $19.7 million, or $0.22 diluted earnings per share. Net income was impacted by the following items:

◦
Net interest income of $52.5 million increased by $2.0 million compared to the prior quarter, primarily as a result of the increase in interest rates in December combined with the ability to pay down short-term borrowings following the aforementioned branch acquisition;

◦
Noninterest income of $17.7 million, excluding net securities gains, increased by $0.7 million compared to the prior quarter, driven by service charges on deposit accounts, including increased interchange income, and a positive derivative mark-to-market of commercial loan interest rate swaps;

◦
Noninterest expense of $45.7 million increased $7.0 million from the previous quarter primarily due to $2.8 million, or $0.02 diluted earnings per share, of one-time acquisition expense related to the FirstMerit branch purchase and increased incentive accruals to align with improved financial performance and productivity; and

◦
Provision for credit losses of ($1.8) million, a decrease of $5.2 million from the previous quarter, primarily due to recoveries on loans previously charged off in prior periods and improved asset quality.

As a result of our improved financial performance, we are announcing today an increase in the quarterly dividend from $0.07 to $0.08 per share, an increase of 14.3%.

“This was yet another solid quarter for First Commonwealth, providing a strong finish to a busy year.  We are especially pleased by this year’s earnings per share growth of 20% over last year and our sub-60% core efficiency ratio,” stated T. Michael Price, President and Chief Executive Officer.  “This continued momentum across our fundamental core businesses and expanded geographies is a reflection of our mission to build a top-performing banking franchise and thoughtfully grow shareholder value.”

Financial Summary

(dollars in thousands,	For the Three Months Ended			For the Years Ended
except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Reported Results
Net income	$17,914	$17,196	$10,061	$59,590	$50,143
Diluted earnings per share	$0.20	$0.19	$0.11	$0.67	$0.56
Return on average assets	1.07%	1.02%	0.61%	0.89%	0.78%
Return on average equity	9.46%	9.14%	5.50%	8.02%	6.98%

Core Operating Results (non-GAAP)(1)
Core net income	$19,744	$17,273	$10,642	$61,652	$50,742
Core diluted earnings per share	$0.22	$0.19	$0.12	$0.69	$0.57
Core return on average assets	1.18%	1.03%	0.65%	0.93%	0.79%
Return on average tangible common equity	12.46%	11.77%	7.16%	10.43%	9.10%
Core return on average tangible common equity	13.73%	11.82%	7.57%	10.79%	9.20%
Core efficiency ratio	61.70%	56.65%	60.31%	58.71%	61.99%
Net interest margin (FTE)	3.44%	3.29%	3.26%	3.32%	3.28%

(1)
Core operating results are a non-GAAP measure used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. See supplemental information included with the release for "non-GAAP Financial Measures and Key Performance Indicators" and additional information.

Financial Results Summary
For the three months ended December 31, 2016, net income was $17.9 million, or $0.20 diluted earnings per share, compared to net income of $17.2 million, or $0.19 diluted earnings per share, in the third quarter of 2016 and net income of $10.1 million, or $0.11 diluted earnings per share, in the fourth quarter of 2015. The increase in net income compared to the third quarter of 2016 was driven by a $5.2 million decrease in the provision for credit losses and a $2.0 million increase in net interest income, offset by an increase of $7.0 million in noninterest expense, which includes $2.8 million, or $0.02 diluted earnings per share, of one-time acquisition expenses related to the FirstMerit branch purchase. The increase in net income compared to the fourth quarter of 2015 was primarily driven by an $8.0 million decrease in the provision for credit losses, an increase of $3.4 million in net interest income, an increase in noninterest income of $2.2 million, offset by an increase of $2.5 million in noninterest expense which includes the aforementioned $2.8 million of one-time acquisition expenses.

For the year ended December 31, 2016, net income was $59.6 million, or $0.67 diluted earnings per share, compared to net income of $50.1 million, or $0.56 diluted earnings per share, for the comparable period in 2015. The increase in net income compared to 2015 was primarily the result of an increase of $10.9 million in net interest income and a decrease in noninterest expense of $3.9 million, despite $2.8 million of the aforementioned one-time acquisition expenses, offset by a $3.5 million increase in the provision for credit losses.

For the year ended December 31, 2016, return on average assets and return on average equity were 0.89% and 8.02%, respectively, as compared to 0.78% and 6.98% in the same period of 2015. Return on average tangible common equity was 10.43% for the year ended 2016 and 9.10% for the same period of 2015.

Net Interest Income and Net Interest Margin
Fourth quarter 2016 net interest income, on a fully taxable-equivalent basis, increased by $2.0 million to $52.5 million compared to the third quarter of 2016. The increase from the prior quarter was primarily the result of improved yields on our variable and adjustable loan portfolios in keeping with the Federal Reserve’s decision to increase short-term rates in December of 2016, along with the ability to pay down relatively more expensive short-term borrowings following the aforementioned branch acquisition. The yield on interest-earning assets increased by 12 basis points and funding costs declined three basis points during the quarter.
As compared to the fourth quarter of 2015, net interest income, on a fully taxable-equivalent basis, increased by $3.4 million, driven largely by favorable replacement rates on commercial and consumer loan yields and a $102.0 million, or 1.7%, increase in average interest-earning assets, which included an average $31.7 million related to the FirstMerit branch acquisition. The net interest margin of 3.44% in the fourth quarter of 2016 was 18 basis points higher than in the fourth quarter of 2015. The increase came despite a three basis point increase in funding costs over the year ago period that was more than offset by a 19 basis point increase in the yield on interest-earning assets between the periods, and benefited from an increase of $98.8 million in average noninterest-bearing deposits, which included an average of $33.8 million related to the FirstMerit branch acquisition.
For the year ended December 31, 2016, net interest income, on a fully taxable-equivalent basis, increased $10.9 million to $202.9 million as compared to the same period in 2015. The increase in net interest income was a result of a $257.7 million increase in the volume of average interest-earning assets (which includes $8.0 million related to the FirstMerit branch acquisition) over the prior year, and an eight basis point increase in the yield on interest-earning assets, offset by a five basis point increase in funding costs.
Total deposits grew by $488.4 million, or 11.0%, in the fourth quarter of 2016 compared to last quarter, and increased by $751.5 million in the fourth quarter of 2016 from the prior year quarter; however this included the addition of $605.3 million in deposits acquired at the time the FirstMerit branch acquisition closed.
Compared to the prior quarter, average noninterest-bearing demand deposits increased $41.9 million in the fourth quarter of 2016, due in part to the addition of $33.8 million related to the FirstMerit branch acquisition. Noninterest-bearing demand deposits currently comprise 25.6% of total deposits. Average interest-bearing demand and savings deposits increased $115.7 million from the prior quarter despite the addition of $143.9 million of average interest-bearing demand and savings deposits related to the FirstMerit branch acquisition, as deposits gathered through special deposit rate programs earlier in 2016 were allowed to run off in favor of the newly acquired FirstMerit deposits. Average time deposits decreased by $8.6 million compared to the prior quarter.
Comparing average deposit balances in the fourth quarter of 2016 with the same quarter in 2015, average deposits increased by $321.8 million from the year-ago quarter, which includes the addition of $187.0 million in average deposits acquired as part of the FirstMerit branch acquisition. The year-over-year comparison of average deposit balances is driven by increases of $149.3 million of core deposit growth in average interest-bearing demand and savings deposits, which includes the addition of $36.2 million of average interest-bearing demand and savings deposits related to the FirstMerit branch acquisition. Core deposit growth of $93.3 million in average noninterest-bearing deposits, which includes the addition of $8.5 million of average noninterest-bearing deposits related to the FirstMerit branch acquisition, was offset by a decrease of $104.8 million in relatively more expensive average time deposits. Less than 7% of the acquired FirstMerit deposits were time deposits.
Average short-term borrowings decreased $181.1 million from the prior quarter and $218.2 million over the year-ago period as the FirstMerit acquired deposits were utilized to pay down relatively more expensive borrowing levels.
Credit Quality
The provision for credit losses totaled ($1.8) million for the quarter ended December 31, 2016, a decrease of $5.2 million as compared to the prior quarter and a decrease of $8.0 million from the same quarter last year. The decrease from the prior quarter is primarily attributable to $5.1 million in recoveries on loans previously charged off in prior periods and improved asset quality.
At December 31, 2016, nonperforming loans were $41.8 million, a decrease of $13.0 million from September 30, 2016 and a decrease of $9.0 million from December 31, 2015. The decrease from the third quarter of 2016 was related to the resolution of two commercial credits that were paid off during the fourth quarter and charge-offs for two commercial credits that were placed into nonperforming status in the fourth quarter of 2015 and first quarter of 2016. Nonperforming loans as a percentage of total loans were 0.86%, 1.13% and 1.08% for the periods ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively.

During the fourth quarter of 2016, net charge-offs were $2.7 million, compared to $8.5 million in the prior quarter and $3.8 million in the fourth quarter of 2015. Net charge-offs in the fourth quarter of 2016 included a $4.2 million charge-off of a previously established reserve for a steel servicing company classified as nonaccrual in the first quarter of 2016 and a $1.3 million charge-off of a previously established reserve for an energy company classified as nonaccrual in the fourth quarter of 2015. Offsetting these charge-offs were recoveries totaling $5.1 million, which included commercial loans previously charged off in prior periods.
The allowance for credit losses was $50.2 million at December 31, 2016, and as a percentage of total loans outstanding was 1.03%, 1.13% and 1.08% for December 31, 2016, September 30, 2016 and December 31, 2015, respectively. General reserves as a percentage of non-impaired loans were 0.97%, 0.97% and 0.94% for December 31, 2016, September 30, 2016 and December 31, 2015, respectively. The reserve coverage ratio (the ratio of total reserves to nonperforming loans) was 120.0%, 99.8% and 99.9% for December 31, 2016, September 30, 2016 and December 31, 2015, respectively.
Other real estate owned (OREO) acquired through foreclosure declined to $6.8 million at December 31, 2016 from $7.7 million at September 30, 2016 and $9.4 million at December 31, 2015. There were no significant additions to OREO in the fourth quarter of 2016.
Noninterest Income
Noninterest income (excluding net securities gains) increased $0.7 million in the fourth quarter of 2016 as compared to the prior quarter and $2.2 million compared to the same quarter last year. The increase from the prior quarter is primarily the result of a $0.8 million positive variance from the prior quarter in the adjustment for the derivative mark-to-market of commercial loan interest rate swaps, which was $1.3 million in the fourth quarter. Noninterest income also benefited from an increase of $0.4 million in service charges on deposit accounts as compared with the prior quarter, offset by a $0.3 million decline in trust income.
The increase in noninterest income (excluding net securities gains) of $2.2 million compared with the fourth quarter of 2015 is primarily related to a positive variance of $1.1 million in the adjustment for the derivative mark-to-market of commercial loan interest rate swaps, as well as a $0.3 million increase in customer swap income, a $0.7 million increase in gain on sale of mortgage loans and an increase of $0.3 million in service charges on deposit accounts.
For the year ended December 31, 2016, noninterest income (excluding net securities gains) increased $2.5 million to $64.0 million as compared to the same period of 2015. Noninterest income included increases of $1.7 million in gain on sale of mortgage loans, $1.5 million in swap fee income, $0.6 million in service charges on deposit accounts, $0.5 million in card-related interchange income and a $0.5 million positive variance from prior year in the adjustment for the derivative mark-to-market of commercial loan interest rate swaps. Offsetting these increases were decreases of $0.5 million in trust income and $0.6 million in insurance and retail brokerage commissions.

Noninterest Expense
Noninterest expense increased $7.0 million to $45.7 million in the fourth quarter of 2016 as compared to the prior quarter. The increase is attributable to $2.8 million, or $0.02 diluted earnings per share, of one-time acquisition expenses associated with the FirstMerit branch acquisition, an increase in salaries and benefits of $4.3 million as compared to the prior quarter primarily attributable to higher incentives as a result of improved financial performance and productivity, higher payroll taxes and hospitalization costs, and increased expense related to the sale or write-down of foreclosed assets. Also impacting noninterest expense as compared to the prior quarter were decreases of $0.3 million in collection and repossession expenses, $0.4 million in FDIC insurance expense and $0.4 million for the reserve for unfunded loan commitments (which is included in other operating expenses).
Noninterest expense increased $2.5 million in the fourth quarter of 2016 as compared to the fourth quarter of 2015, primarily attributable to the aforementioned $2.8 million of one-time acquisition expenses and an increase in salaries and benefits of $2.1 million as compared to the prior year due to increased incentives of $4.1 million in keeping with improved financial performance and productivity, offset by reduced salary expense due to the realignment of our consumer banking businesses and lower benefits costs. These expenses were further offset by decreases of $0.3 million in FDIC insurance expense, $0.5 million on the loss on sale of other assets and $0.6 million in the reserve for unfunded loan commitments (which is included in other operating expenses).
For the year ended December 31, 2016, noninterest expense decreased $3.9 million, or 2.4%, as compared to the same period of 2015, despite $3.2 million, or $0.02 diluted earnings per share, of one-time acquisition expenses. The decrease is primarily attributable to a decline in salaries and benefits of $2.0 million due to the previously mentioned realignment of our consumer businesses and lower benefits costs, a $0.9 million decrease in Pennsylvania shares tax expense, $0.6 million of decreased collection and repossession expenses, $0.7 million of lower operational losses, a $2.0 million decrease in loss on sale or write-down of assets and lower provision expense of $1.7 million associated with the reserve for unfunded loan commitments (which is included in other operating expenses). These decreases were offset by an increase of $1.3 million in data processing expense due to the issuance of chip debit cards during the first nine months of 2016.
Full time equivalent staff increased to 1,274 at December 31, 2016 from 1,179 at September 30, 2016 and from 1,265 at December 31, 2015, respectively. The increase from September 30, 2016 and December 31, 2015 is the result of the addition of employees from the FirstMerit branch acquisition and the recent expansion of our mortgage and commercial banking businesses in our Ohio market.
The core efficiency ratio, which excludes securities gains and losses, amortization of intangible assets and other nonrecurring items, was 61.70% and 58.71% for the three months and year ended December 31, 2016 as compared to 60.31% and 61.99% for the three months and year ended December 31, 2015. The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts, including a reconciliation of the core efficiency ratio.

Dividends and Capital
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.08 per share, which is payable on February 17, 2017 to shareholders of record as of February 6, 2017. This dividend represents a 2.3% projected annual yield utilizing the January 24, 2017 closing market price of $13.86.
On January 27, 2016, First Commonwealth’s Board of Directors authorized an additional $25.0 million common stock repurchase program, under which the corporation repurchased 45,612 shares at an average price of $8.44 per share during 2016, totaling $0.4 million. This repurchase program was discontinued in July of 2016 to finance the FirstMerit branch acquisition.
First Commonwealth’s capital ratios for Total, Tier I, Leverage and Common Equity Tier I at December 31, 2016 were 12.3%, 11.3%, 9.8% and 10.1%, respectively. Our current capital levels exceed the fully-phased in Basel III capital requirements issued by U.S. bank regulators.
Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the fourth quarter and full-year 2016 on Wednesday, January 25, 2017 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-844-792-3645 or through the company’s web page, http://www.fcbanking.com/InvestorRelations. A replay of the call will be available approximately one hour following the conclusion of the conference by dialing 1-877-344-7529 and entering the access code #10098900. A link to the webcast replay will also be accessible on the company’s web page for 30 days.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with $6.7 billion in total assets and 122 banking offices in 19 counties throughout western and central Pennsylvania and central Ohio, as well as a Corporate Banking Center in northeast Ohio and mortgage offices in Stow and Dublin, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national and international economic conditions and the impact they may have on First Commonwealth and its customers; (2) volatility and disruption in national and international financial markets; (3) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; (4) inflation, interest rate, commodity price, securities market and monetary fluctuations; (5) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which First Commonwealth must comply; (6) the soundness of other financial institutions; (7) political instability; (8) impairment of First Commonwealth’s goodwill or other intangible assets; (9) acts of God or of war or terrorism; (10) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (11) changes in consumer spending, borrowings and savings habits; (12) changes in the financial performance and/or condition of First Commonwealth’s borrowers; (13) technological changes; (14) acquisitions and integration of acquired businesses; (15) First Commonwealth’s ability to attract and retain qualified employees; (16) changes in the competitive environment in First Commonwealth’s markets and among banking organizations and other financial service providers; (17) the ability to increase market share and control expenses; (18) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (19) the reliability of First Commonwealth’s vendors, internal control systems or information systems; (20) the costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals; and (21) other risks and uncertainties described in the reports that First Commonwealth files with the Securities and Exchange Commission, including its most recent Annual Report on Form 10‐K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Media Relations:
Amy Jeffords
Assistant Vice President / Communications and Community Relations
Phone: 724-463-6806
E-mail: AJeffords@fcbanking.com

Investor Relations:
Ryan M. Thomas
Vice President / Finance and Investor Relations
Phone: 724-463-1690
E-mail: RThomas1@fcbanking.com

###

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE) (1)	$52,529	$50,569	$49,179	$202,881	$191,941
Provision for credit losses	(1,826)	3,408	6,130	18,480	14,948
Noninterest income	18,332	16,994	15,282	64,599	61,325
Noninterest expense	45,675	38,696	43,129	159,925	163,874
Net income	17,914	17,196	10,061	59,590	50,143
Core net income (5)	19,744	17,273	10,642	61,652	50,742

Earnings per common share (diluted)	$0.20	$0.19	$0.11	$0.67	$0.56
Core earnings per common share (diluted) (6)	$0.22	$0.19	$0.12	$0.69	$0.57

KEY FINANCIAL RATIOS

Return on average assets	1.07%	1.02%	0.61%	0.89%	0.78%
Core return on average assets (7)	1.18%	1.03%	0.65%	0.93%	0.79%
Return on average shareholders' equity	9.46%	9.14%	5.50%	8.02%	6.98%
Return on average tangible common equity (8)	12.46%	11.77%	7.16%	10.43%	9.10%
Core return on average tangible common equity (9)	13.73%	11.82%	7.57%	10.79%	9.20%
Core efficiency ratio (2)(10)	61.70%	56.65%	60.31%	58.71%	61.99%
Net interest margin (FTE) (1)	3.44%	3.29%	3.26%	3.32%	3.28%

Book value per common share	$8.43	$8.45	$8.09
Tangible book value per common share (11)	6.20	6.59	6.23
Market value per common share	14.18	10.09	9.07
Cash dividends declared per common share	0.07	0.07	0.07	$0.28	$0.28

ASSET QUALITY RATIOS
Nonperforming loans as a percent of end-of-period loans (3)	0.86%	1.13%	1.08%
Nonperforming assets as a percent of total assets (3)	0.73%	0.94%	0.92%
Net charge-offs as a percent of average loans (annualized)	0.22%	0.70%	0.32%
Allowance for credit losses as a percent of nonperforming loans (4)	120.02%	99.83%	99.94%
Allowance for credit losses as a percent of end-of-period loans (4)	1.03%	1.13%	1.08%

CAPITAL RATIOS
Shareholders' equity as a percent of total assets	11.2%	11.3%	11.0%
Tangible common equity as a percent of tangible assets (12)	8.5%	9.0%	8.7%
Leverage Ratio	9.8%	10.0%	9.9%
Risk Based Capital - Tier I	11.3%	11.6%	11.3%
Risk Based Capital - Total	12.3%	12.6%	12.3%
Common Equity - Tier I	10.1%	10.3%	10.0%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
INCOME STATEMENT
Interest income	$55,932	$54,479	$52,335	$217,614	$204,071
Interest expense	4,413	4,861	4,086	18,579	15,595
Net Interest Income	51,519	49,618	48,249	199,035	188,476
Taxable equivalent adjustment (1)	1,010	951	930	3,846	3,465
Net Interest Income (FTE)	52,529	50,569	49,179	202,881	191,941
Provision for credit losses	(1,826)	3,408	6,130	18,480	14,948
Net Interest Income after Provision for Credit Losses (FTE)	54,355	47,161	43,049	184,401	176,993

Net securities (losses) gains	589	—	(278)	617	(153)
Trust income	1,268	1,523	1,323	5,366	5,834
Service charges on deposit accounts	4,341	3,975	4,048	15,869	15,319
Insurance and retail brokerage commissions	1,916	2,104	1,986	7,964	8,522
Income from bank owned life insurance	1,424	1,350	1,323	5,381	5,412
Gain on sale of mortgage loans	1,236	1,235	565	4,086	2,421
Gain on sale of other loans and assets	363	387	427	1,411	1,855
Card-related interchange income	3,916	3,698	3,717	14,955	14,501
Derivative mark-to-market	1,294	470	146	219	(274)
Swap fee income	374	725	120	2,359	847
Other income	1,611	1,527	1,905	6,372	7,041
Total Noninterest Income	18,332	16,994	15,282	64,599	61,325

Salaries and employee benefits	24,913	20,647	22,822	87,125	89,161
Net occupancy	3,307	3,176	3,194	13,150	13,712
Furniture and equipment	3,028	2,847	2,757	11,624	10,737
Data processing	2,050	1,832	1,618	7,429	6,123
Pennsylvania shares tax	1,061	914	1,076	3,825	4,693
Advertising and promotion	661	750	692	2,601	2,638
Intangible amortization	229	67	136	547	605
Collection and repossession	447	760	597	2,250	2,826
Other professional fees and services	1,049	1,202	1,157	3,915	4,034
FDIC insurance	698	1,105	967	3,903	4,014
Litigation and operational losses	246	295	482	1,420	2,119
Loss on sale or write-down of assets	526	188	1,075	1,155	3,112
Merger and acquisition related	2,815	118	894	3,173	922
Other operating expenses	4,645	4,795	5,662	17,808	19,178
Total Noninterest Expense	45,675	38,696	43,129	159,925	163,874

Income before Income Taxes	27,012	25,459	15,202	89,075	74,444
Taxable equivalent adjustment (1)	1,010	951	930	3,846	3,465
Income tax provision	8,088	7,312	4,211	25,639	20,836
Net Income	$17,914	$17,196	$10,061	$59,590	$50,143

Shares Outstanding at End of Period	89,007,077	88,992,007	88,961,268	89,007,077	88,961,268
Average Shares Outstanding Assuming Dilution	88,887,387	88,858,204	88,850,049	88,851,573	89,356,767

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	December 31,	September 30,	December 31,
	2016	2016	2015
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$91,033	$76,456	$66,644
Interest-bearing bank deposits	24,644	5,097	2,808
Securities available for sale, at fair value	815,110	867,725	949,512
Securities held to maturity, at amortized cost	372,513	389,513	384,324
Loans held for sale	7,052	7,855	5,763

Loans	4,879,347	4,860,652	4,683,750
Allowance for credit losses	(50,185)	(54,734)	(50,812)
Net loans	4,829,162	4,805,918	4,632,938

Goodwill and other intangibles	198,496	165,349	165,731
Other assets	346,008	348,570	359,170
Total Assets	$6,684,018	$6,666,483	$6,566,890

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$1,268,786	$1,241,627	$1,116,689

Interest-bearing demand deposits	114,043	87,507	86,365
Savings deposits	2,972,747	2,552,754	2,390,607
Time deposits	591,832	577,092	602,233
Total interest-bearing deposits	3,678,622	3,217,353	3,079,205

Total deposits	4,947,408	4,458,980	4,195,894

Short-term borrowings	867,943	1,330,327	1,510,825
Long-term borrowings	80,916	81,059	81,481
Total borrowings	948,859	1,411,386	1,592,306

Other liabilities	37,822	44,330	59,144
Shareholders' equity	749,929	751,787	719,546
Total Liabilities and Shareholders' Equity	$6,684,018	$6,666,483	$6,566,890

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended						For the Years Ended
	December 31,	Yield/	September 30,	Yield/	December 31,	Yield/	December 31,	Yield/	December 31,	Yield/
	2016	Rate	2016	Rate	2015	Rate	2016	Rate	2015	Rate
NET INTEREST MARGIN

Assets
Loans (FTE)(1)(3)	$4,856,579	3.99%	$4,839,206	3.90%	$4,684,215	3.83%	$4,818,759	3.91%	$4,553,634	3.86%
Securities and interest bearing bank deposits (FTE) (1)	1,225,600	2.66%	1,284,493	2.49%	1,295,982	2.46%	1,290,392	2.56%	1,297,788	2.45%
Total Interest-Earning Assets (FTE) (1)	6,082,179	3.72%	6,123,699	3.60%	5,980,197	3.53%	6,109,151	3.63%	5,851,422	3.55%
Noninterest-earning assets	555,920		555,977		550,568		551,465		547,229
Total Assets	$6,638,099		$6,679,676		$6,530,765		$6,660,616		$6,398,651

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,768,287	0.14%	$2,652,562	0.18%	$2,507,385	0.12%	$2,659,202	0.14%	$2,509,950	0.11%
Time deposits	577,851	0.63%	586,470	0.65%	615,781	0.62%	584,429	0.63%	689,247	0.68%
Short-term borrowings	1,210,619	0.58%	1,391,766	0.57%	1,428,818	0.46%	1,387,737	0.58%	1,252,531	0.40%
Long-term borrowings	80,984	3.82%	81,128	3.67%	96,669	3.01%	81,197	3.67%	119,277	2.60%
Total Interest-Bearing Liabilities	4,637,741	0.38%	4,711,926	0.41%	4,648,653	0.35%	4,712,565	0.39%	4,571,005	0.34%
Noninterest-bearing deposits	1,195,862		1,153,945		1,097,013		1,146,189		1,052,886
Other liabilities	50,837		65,727		58,887		58,918		56,036
Shareholders' equity	753,659		748,078		726,212		742,944		718,724
Total Noninterest-Bearing Funding Sources	2,000,358		1,967,750		1,882,112		1,948,051		1,827,646
Total Liabilities and Shareholders' Equity	$6,638,099		$6,679,676		$6,530,765		$6,660,616		$6,398,651

Net Interest Margin (FTE) (annualized)(1)		3.44%		3.29%		3.26%		3.32%		3.28%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)
	December 31,	September 30,	December 31,
	2016	2016	2015
Loan Portfolio Detail
Commercial Loan Portfolio:
Commercial, financial, agricultural and other	$1,139,547	$1,207,447	$1,150,906
Commercial real estate	1,742,210	1,683,015	1,479,000
Real estate construction	219,621	229,375	220,736
Total Commercial	3,101,378	3,119,837	2,850,642

Consumer Loan Portfolio:
Closed-end mortgages	713,471	719,049	753,586
Home equity lines of credit	515,721	466,710	470,879
Total Real Estate - Consumer	1,229,192	1,185,759	1,224,465

Auto loans	458,610	467,222	519,809
Direct installment	24,381	24,578	25,993
Personal lines of credit	53,339	50,086	47,424
Student loans	12,447	13,170	15,417
Total Other Consumer	548,777	555,056	608,643
Total Consumer Portfolio	1,777,969	1,740,815	1,833,108
Total Portfolio Loans	4,879,347	4,860,652	4,683,750
Loans held for sale	7,052	7,855	5,763
Total Loans	$4,886,399	$4,868,507	$4,689,513

	December 31,	September 30,	December 31,
	2016	2016	2015
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$16,301	$27,817	$24,345
Troubled debt restructured loans held for sale on nonaccrual basis	—	—	—
Troubled debt restructured loans on nonaccrual basis	11,722	12,723	12,360
Troubled debt restructured loans on accrual basis	13,790	14,286	14,139
Total Nonperforming Loans	$41,813	$54,826	$50,844
Other real estate owned ("OREO")	6,805	7,686	9,398
Repossessions ("Repos")	242	310	227
Total Nonperforming Assets	$48,860	$62,822	$60,469
Loans past due in excess of 90 days and still accruing	2,131	2,343	2,455
Classified loans	92,705	97,259	86,440
Criticized loans	134,372	137,264	133,963

Nonperforming assets as a percentage of total loans, plus OREO and Repos	1.00%	1.29%	1.29%
Allowance for credit losses	$50,185	$54,734	$50,812

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$2,392	$7,100	$2,675	$15,439	$10,332
Real estate construction	(335)	—	8	(562)	(76)
Commercial real estate	(567)	(10)	246	(952)	1,309
Residential real estate	139	227	18	708	952
Loans to individuals	1,094	1,178	889	4,474	3,670
Net Charge-offs	$2,723	$8,495	$3,836	$19,107	$16,187

Net charge-offs as a percentage of average loans outstanding (annualized)	0.22%	0.70%	0.32%	0.40%	0.36%
Provision for credit losses as a percentage of net charge-offs	(67.06)%	40.12%	159.80%	96.72%	92.35%
Provision for credit losses	$(1,826)	$3,408	$6,130	$18,480	$14,948

DEFINITIONS AND RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate.
(2) Core efficiency ratio excludes from total revenue the impact of derivative mark-to-market and excludes from "total noninterest expense" the amortization of intangibles, unfunded commitment expense and any other unusual items deemed by management to not be related to normal operations, such as merger, acquisition and severance costs.

(3) Includes held for sale loans.
(4) Excludes held for sale loans.

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015

Net Income	$17,914	$17,196	$10,061	$59,590	$50,143
Intangible amortization	229	67	136	547	605
Tax benefit of amortization of intangibles	(80)	(23)	(48)	(191)	(212)
Net Income, adjusted for tax affected amortization of intangibles	18,063	17,240	10,149	59,946	50,536

Average Tangible Equity:
Total shareholders' equity	$753,659	$748,078	$726,212	$742,944	$718,724
Less: intangible assets	177,081	165,449	164,222	168,446	163,206
Tangible Equity	576,578	582,629	561,990	574,498	555,518
Less: preferred stock	—	—	—	—	—
Tangible Common Equity	$576,578	$582,629	$561,990	$574,498	$555,518

(8)Return on Average Tangible Common Equity	12.46%	11.77%	7.16%	10.43%	9.10%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

DEFINITIONS AND RECONCILIATION OF NON-GAAP MEASURES

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015

Core Net Income:
Total Net Income	$17,914	$17,196	$10,061	$59,590	$50,143
Merger & Acquisition related expenses	2,815	118	894	3,173	922
Tax benefit of merger & acquisition related expenses	(985)	(41)	(313)	(1,111)	(323)
(5) Core net income	19,744	17,273	10,642	61,652	50,742
Average Shares Outstanding Assuming Dilution	88,887,387	88,858,204	88,850,049	88,851,573	89,356,767
(6) Core Earnings per common share (diluted)	$0.22	$0.19	$0.12	$0.69	$0.57

Intangible amortization	229	67	136	547	605
Tax benefit of amortization of intangibles	(80)	(23)	(48)	(191)	(212)
Core Net Income, adjusted for tax affected amortization of intangibles	$19,893	$17,317	$10,730	$62,008	$51,135

(9) Core Return on Average Tangible Common Equity	13.73%	11.82%	7.57%	10.79%	9.20%

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Core Return on Average Assets:
Total Net Income	$17,914	$17,196	$10,061	$59,590	$50,143
Total Average Assets	6,638,099	6,679,676	6,530,765	6,660,616	6,398,651
Return on Average Assets	1.07%	1.02%	0.61%	0.89%	0.78%

Core Net Income (5)	$19,744	$17,273	$10,642	$61,652	$50,742
Total Average Assets	6,638,099	6,679,676	6,530,765	6,660,616	6,398,651
(7) Core Return on Average Assets	1.18%	1.03%	0.65%	0.93%	0.79%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

DEFINITIONS AND RECONCILIATION OF NON-GAAP MEASURES

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Core Efficiency Ratio:
Total Noninterest Expense	$45,675	$38,696	$43,129	$159,925	$163,874
Adjustments to Noninterest Expense:
Unfunded commitment reserve	71	503	630	(341)	1,368
Pennsylvania shares tax dispute	—	—	—	—	709
Intangible amortization	229	67	136	547	605
Severance	—	—	2,111	—	2,111
Merger and acquisition related	2,815	118	894	3,173	922
Loss on sale or writedown of assets	—	—	400	—	886
Noninterest Expense - Core	$42,560	$38,008	$38,958	$156,546	$157,273

Net interest income, fully tax equivalent	$52,529	$50,569	$49,179	$202,881	$191,941
Total noninterest income	18,332	16,994	15,282	64,599	61,325
Net securities (gains) losses	(589)	—	278	(617)	153
Total Revenue	$70,272	$67,563	$64,739	$266,863	$253,419

Adjustments to Revenue:
Derivative mark-to-market	1,294	470	146	219	(274)
Total Revenue - Core	$68,978	$67,093	$64,593	$266,644	$253,693

(10)Core Efficiency Ratio	61.70%	56.65%	60.31%	58.71%	61.99%

	December 31,	September 30,	December 31,
	2016	2016	2015
Tangible Equity:
Total shareholders' equity	$749,929	$751,787	$719,546
Less: intangible assets	198,496	165,349	165,731
Tangible Equity	551,433	586,438	553,815
Less: preferred stock	—	—	—
Tangible Common Equity	$551,433	$586,438	$553,815

Tangible Assets:
Total assets	$6,684,018	$6,666,483	$6,566,890
Less: intangible assets	198,496	165,349	165,731
Tangible Assets	$6,485,522	$6,501,134	$6,401,159

(12)Tangible Common Equity as a percentage of Tangible Assets	8.50%	9.02%	8.65%

Shares Outstanding at End of Period	89,007,077	88,992,007	88,961,268
(11)Tangible Book Value Per Common Share	$6.20	$6.59	$6.23

Note: Management believes that it is standard practice in the banking industry to present these non-GAAP measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.